UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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☒ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c- 5(d)(2))

☐ Definitive Information Statement

Labor Smart, Inc.

(Name of Registrant as Specified in its Charter)

Nevada

(State or other jurisdiction of incorporation)

000-54654	45-2433287
(Commission File Number)	(IRS Employer Identification No.)

5604 Wendy Bagwell Parkway, Ste 223

Hiram, GA 30141

(Address of principal executive offices and zip code)

(770) 222-5888

 (Registrant's telephone number including area code)

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Contact Person:

Ryan Schadel

5604 Wendy Bagwell Parkway, Ste 223

Hiram, GA 30141

Labor Smart, Inc.

5604 Wendy Bagwell Parkway, Suite 223

Hiram, Georgia 30141

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

INTRODUCTION

This Information Statement is being furnished to the stockholders of Labor Smart, Inc., a Nevada corporation (the “Company,” “we,” “our,” “us,” or words of similar import), in connection with certain proposed amendments to our Articles of Incorporation and other corporate actions. First, the Company proposed an amendment to our Articles of Incorporation that would increase the number of authorized shares of the Company’s common stock from 75,000,000 to 150,000,000 (the “Authorized Increase Amendment”). Second, the Board of Directors has deemed it in the best interests of the Company to create a class of “blank check” preferred stock and authorize 5,000,000 shares of preferred stock (the “Preferred Stock Amendment”).

The amendments to our Articles of Incorporation were unanimously adopted by written consent of our Board of Directors, and our principal stockholder, Ryan Schadel, who owns 15,079,800 shares of our common stock, or 66.8% of our outstanding voting securities (the “Majority Stockholder”), effective May 19, 2014. No other votes were required or necessary to adopt the amendments to our Articles of Incorporation, and none is being solicited hereunder. See the captions “Voting Securities and Principal Holders Thereof” and “Vote Required for Approval,” herein.

The amendments to our Articles of Incorporation will become effective on the opening of business on June ___, 2014, a date that is at least 21 days from the mailing of this Information Statement to our stockholders.

APPROXIMATE DATE OF MAILING: May ___, 2014.

REASONS FOR THE ADOPTION OF THE AMENDMENTS TO OUR ARTICLES OF INCORPORATION

See the heading “Changes in Control” of the caption “Voting Securities and Principal Holders Thereof,” below. The Authorized Increase Amendment is being sought to enhance corporate flexibility and to advance to the Company’s business plan. Similarly, we believe that for us to successfully execute our business strategy we may need to raise investment capital and it may be preferable or necessary to issue preferred stock to investors and or to retain key personnel. Preferred stock usually grants the holders certain preferential rights in voting, dividends, liquidation or other rights in preference over a company's common stock. Accordingly, in order to grant us the flexibility to issue our equity securities in the manner best suited for our Company, or as may be required by the capital markets, the Preferred Stock Amendment will create 5,000,000 authorized shares of “blank check” preferred stock for us to issue.

The term “blank check” refers to preferred stock, the creation and issuance of which is authorized in advance by our stockholders and the terms, rights and features of which are determined by our Board of Directors upon issuance. The authorization of such “blank check” preferred stock permits our Board of Directors to authorize and issue preferred stock from time to time in one or more series without seeking further action or vote of our stockholders.

PRINCIPAL EFFECTS OF THE CREATION OF SHARES OF “BLANK CHECK” PREFERRED STOCK

Subject to the provisions of the Preferred Stock Amendment and the limitations prescribed by law, our Board of Directors would be expressly authorized, at its discretion, to adopt resolutions to issue shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether the dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the preferred stock, in each case without any further action or vote by our stockholders. Our Board of Directors would be required to make any determination to issue shares of preferred stock based on its judgment as to what is in our best interests and the best interests of our stockholders. The Preferred Stock Amendment will give our Board of Directors flexibility, without further stockholder action, to issue preferred stock on such terms and conditions as our Board of Directors deems to be in our best interests and the best interests of our stockholders.

The authorization of the “blank check” preferred stock will provide us with increased financial flexibility in meeting future capital requirements. It will allow preferred stock to be available for issuance from time to time and with such features as determined by our Board of Directors for any proper corporate purpose. It is anticipated that such purposes may include, without limitation, exchanging preferred stock for Common Stock, the issuance for cash as a means of obtaining capital for our use, or issuance as part or all of the consideration required to be paid by us for acquisitions of other businesses or assets.

The issuance by us of preferred stock could dilute both the equity interests and the earnings per share of existing holders of our common stock. Such dilution may be substantial, depending upon the amount of shares issued. The newly authorized shares of preferred stock could also have voting rights superior to our common stock, and therefore would have a dilutive effect on the voting power of our existing stockholders.

Any issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of our Company by increasing the number of outstanding shares entitled to vote and by increasing the number of votes required to approve a change in control of our Company. Shares of voting or convertible preferred stock could be issued, or rights to purchase such shares could be issued, to render more difficult or discourage an attempt to obtain control of our Company by means of a tender offer, proxy contest, merger or otherwise. The ability of our Board of Directors to issue such shares of preferred stock, with the rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of our Company by tender offer or other means. Such issuances could therefore deprive our stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price that such an attempt could cause. Moreover, the issuance of such shares of preferred stock to persons friendly to our Board of Directors could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally.

The Company has (i) no present plans or commitments for the issuance or use of the preferred stock in connection with any financing, and (ii) no present plans, proposals or arrangements, written or otherwise, at this time to issue any of the preferred stock in connection with a merger, share exchange or acquisition.

DISSENTERS’ RIGHTS

There are no dissenters’ rights applicable with respect to the amendments to our Articles of Incorporation.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the amendments to our Articles of Incorporation, which is not shared by all other stockholders.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Securities

The securities that would have been entitled to vote if a meeting was required to have been held regarding the amendments to our Articles of Incorporation consist of shares of our common stock. Each share of our common stock is entitled to one vote. The number of outstanding shares of our common stock at the close of business on May 19, 2014, the record date for determining our stockholders who would have been entitled to notice of and to vote on the amendment to our Articles of Incorporation, was 22,567,807 shares.

Security Ownership of Principal Holders and Management

The following table sets forth certain information as of May 19, 2014, regarding current beneficial ownership of the shares of our common stock by: (i) each person known by us to own more than 5% of the outstanding shares of our common stock, (ii) each of our executive officers and directors, and (iii) all of our executive officers and directors as a group. Except as noted, each person has sole voting and sole investment or dispositive power with respect to the shares shown. The address for all officers and directors listed below is 5604 Wendy Bagwell Parkway, Ste 223, Hiram, GA, which is the principal executive office address of the Company. The information presented is based upon 22,567,807 outstanding shares of our common stock.

Ownership of Officers and Directors and Principal Stockholders

		Number of Shares		Percentage
Name and Address	Position	Beneficially Owned		Of Class

Officers and Directors

Ryan Schadel	Chief Executive Officer, President, Director	15,339,800	(1)	70.1%
Matthew Rodgers	Director	100,000	(2)	0.5%
Officers and Directors as a Group:		15,439,800		70.6%

Principal Stockholders:

Ryan Schadel		15,339,800		70.1%

(1)	This number includes 15,079,800 shares held directly plus 50,000 shares of common stock held by Dana Schadel and 210,000 shares of common stock issuable upon the exercise of 210,000 options granted to Dana Schadel, the wife of Ryan Schadel.
(2)	100,000 shares of common stock issuable upon the exercise of 100,000 options granted.

The Authorized Increase Amendment and the Preferred Stock Amendment may have the effect of preventing or delaying the acquisition by third parties of a controlling interest in us, even though the Majority Stockholder owns approximately 66.8% of our currently outstanding voting securities. Our ability to issue a vastly increased number of voting securities may lead to an increase in the number of votes required in order to approve a future change in control and may make it substantially more difficult for third parties to gain control of us through a tender offer, proxy contest, merger or other transaction. The ability to prevent a change in control may deprive our stockholders of any benefits that may result from such a change in control, including the potential realization of a premium over the market price for our common stock that such a transaction may cause. Furthermore, the issuance of a large block of additional shares to parties who may be deemed “friendly” to our Board of Directors may make it more difficult to remove incumbent directors from office, even if such removal would benefit our common stockholders. Despite these potential anti-takeover effects, however, the Board of Directors believed that the financial flexibility afforded by any increase in our authorized common stock outweighed any potential disadvantages. Our management and our Board of Directors have no present intention to use the increased number of authorized common shares for any anti-takeover purpose.

Our issuance of any additional shares of our common stock in the future may dilute both the equity interests and the earnings per share of our existing common stockholders. Such dilution may be substantial, depending on the number of shares issued. Any newly authorized shares of common stock will have voting and other rights identical to those of the currently authorized shares of common stock.

Changes in Control

There are no present contractual arrangements or pledges of our securities that may result in a change in control of the Company.

VOTE REQUIRED FOR APPROVAL AND EFFECTIVE DATE

Nevada Law

Pursuant to the Nevada Revised Statutes, amendments to the Articles of Incorporation are required to be approved by a majority of our shareholders. This approval could be obtained either by the written consent of the holders of a majority of our issued and outstanding voting securities, or it could be considered by our shareholders at a special shareholders’ meeting convened for the specific purpose of approving the name change.  The Company’s voting securities consist of common stock. Each share of common stock is entitled to one vote per share on any matter requiring shareholder vote. In order to eliminate the costs and management time involved in holding a special meeting, our Board of Directors voted to utilize the written consent of the majority shareholders. The elimination of the need for a meeting of shareholders to approve this action is made possible by Section 78.320 of the Nevada Revised Statutes, as may be amended, which provides that the written consent of the holders of a majority of the outstanding shares of voting capital stock, having no less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present.

Resolutions to effect the amendments were unanimously adopted by our Board of Directors and the Majority Stockholder on May 19, 2014. The Majority Stockholder owns 66.8% of our outstanding voting securities. No other votes or consents are required or necessary to effect the amendments to our Articles of Incorporation.

Effective Date of Amendment

The effective date of the amendments to our Articles of Incorporation will be on the opening of business on June ___, 2014, or a date that is 21 days from the mailing of this Information Statement to our stockholders, subject to the filing of Articles of Amendment to our Articles of Incorporation with the State of Nevada, Division of Corporations.

NOTICE

THE MAJORITY STOCKHOLDER OF OUR COMPANY HAS CONSENTED TO THE ADOPTION OF THE AMENDMENT TO OUR ARTICLES OF INCORPORATION BY OWNING IN EXCESS OF THE REQUIRED NUMBER OF OUR OUTSTANDING VOTING SECURITIES TO ADOPT THE AMENDMENT UNDER NEVADA LAW, AND HAS DONE SO. NO FURTHER CONSENTS, VOTES OR PROXIES ARE NEEDED, AND NONE ARE REQUESTED.

BY ORDER OF THE BOARD OF DIRECTORS

Date: May 20, 2014	/s/ Ryan Schadel